Exhibit 1

CERTAIN INFORMATION REGARDING THE PARTICIPANTS

The Participants (as defined below) intend to file a definitive proxy statement and accompanying form of proxy card with the SEC to be used in connection with the 2024 annual meeting of shareholders of The Walt Disney Company (the “Company”).

The “Participants” in this proxy solicitation are currently: (i) Trian Fund Management, L.P., a Delaware limited partnership (“Trian Management”), (ii) Trian Fund Management GP, LLC, a Delaware limited liability company (“Trian Management GP”), (iii) Nelson Peltz, (iv) Peter W. May (“Mr. May”), (v) Matthew Peltz, (vi) Josh Frank (“Mr. Frank”), (vii) James A. Rasulo (“Mr. Rasulo”), (viii) Trian Partners, L.P., a Delaware limited partnership (“Onshore”), (ix) Trian Partners Parallel Fund I, L.P., a Delaware limited partnership (“Parallel”), (x) Trian Partners Master Fund, L.P., a Cayman Islands limited partnership (“Offshore”), (xi) Trian Partners Co-Investment Opportunities Fund, Ltd., a Delaware limited partnership (“Co-Invest”), (xii) Trian Partners Fund (Sub)-G, L.P., a Delaware limited partnership (“Fund G”), (xiii) Trian Partners Strategic Investment Fund-N, L.P., a Delaware limited partnership (“Strategic N”), (xiv) Trian Partners Strategic Fund-G II, L.P., a Delaware limited partnership (“Strategic G-II”), (xv) Trian Partners Strategic Fund-K, L.P., a Delaware limited partnership (“Strategic K,” together with Onshore, Parallel, Offshore, Co-Invest, Fund G, Strategic N and Strategic G-II, the “Trian Funds” and the Trian Funds together with Trian Management and Trian Management GP, “Trian,” and Trian together with Nelson Peltz and Mr. May, the “Trian Parties”), (xvi) Isaac Perlmutter (“Mr. Perlmutter”), (xvii) The Laura & Isaac Perlmutter Foundation Inc., a Florida corporation (the “Perlmutter Foundation”), (xviii) Object Trading Corp., a Florida corporation (“Object”), (xix) Isaac Perlmutter T.A., a revocable trust formed under Florida law (the “Perlmutter Trust”), and (x) Zib Inc., a Florida corporation (“Zib”, and together with the Perlmutter Foundation, Object, and the Perlmutter Trust, the “Perlmutter Entities”).

As of the date hereof, Trian beneficially owns, collectively, 32,337,856 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) (including 200 shares of Common Stock held in record name by certain Trian Funds), of which 25,569,059 shares of Common Stock are held by the Perlmutter Entities. Mr. Perlmutter, by virtue of his relationship to the Perlmutter Entities, may be deemed to share beneficial ownership with Trian Management over such 25,569,059 shares of Common Stock. Nelson Peltz beneficially owns 32,339,954.71 shares of Common Stock (including 98.71 shares of Common Stock held in record name under his name, 2,000 shares of Common Stock held in a separate account over which Nelson Peltz has sole voting and dispositive power, and 32,337,856 shares of Common Stock held by Trian, which Nelson Peltz beneficially owns by virtue of his position as the Chief Executive Officer and Founding Partner of Trian Management, the investment manager of the Trian Funds). Mr. May beneficially owns 32,337,856 shares of Common Stock held by Trian by virtue of his position as President and a Founding Partner of Trian Management. Mr. Rasulo beneficially owns 2,700 shares of Common Stock.

In addition to the 25,569,059 shares of Common Stock that Mr. Perlmutter may be deemed to beneficially own by virtue of his relationship to the Perlmutter Entities, Mr. Perlmutter may, as of the date hereof, be deemed to have sole beneficial ownership over 51,094 shares of Common Stock, which shares include 48,328 shares of Common Stock underlying options received by Mr. Perlmutter pursuant to the Company’s equity incentive plan while Mr. Perlmutter was an employee of the Company and 2,766 Shares held in Mr. Perlmutter’s individual retirement account.  All of such options have an expiration date of March 30, 2028 and have vested or will vest on dates ranging from December 17, 2021 to December 14, 2024 with exercise prices ranging from approximately $110.54 to $173.40. Mr. Perlmutter currently has a total of 6,127 performance-based restricted stock units that vest based on certain performance targets based on a performance end date of December 14, 2024. In addition, Mr. Perlmutter currently has a total of 1,111 time-based restricted stock units with a vesting date of December 14, 2024. Each of the Trian Parties expressly disclaims beneficial ownership of the shares of Common Stock over which Mr. Perlmutter has sole beneficial ownership. Except as set forth herein, none of the other Participants beneficially owns any shares of Common Stock.

Each of the Trian Parties, Mr. Perlmutter and the Perlmutter Entities expressly disclaims beneficial ownership of any shares of Common Stock beneficially owned by Mr. Rasulo. Mr. Rasulo expressly disclaims beneficial ownership of any shares of Common Stock beneficially owned by the Trian Parties, Mr. Perlmutter and the Perlmutter Entities.

Trian Management serves as the management company for each of the Trian Funds. Trian Management GP is the general partner of Trian Management, which serves as the management company for each of the Trian Funds. Mr. May is the President and a Founding Partner of Trian Management. Mr. Frank is a Partner and Co-Chief Investment Officer of Trian Management. Matthew Peltz is a Partner and Co-Chief Investment Officer of Trian Management. Mr. Perlmutter is a controlling person of the Perlmutter Entities.